Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Interim Chief Executive Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Fourth Quarter and Fiscal 2014
Financial Results

•	Fourth quarter revenue of $5.7 million, up approximately 2 percent from the prior year period, excluding the impact of the discontinued Polish operations
•	Product gross margin was approximately $4.8 million in 2014, up 4 percent from 2013
•	Operating expenses were approximately $25 million in 2014, an improvement of 12 percent from $28 million in 2013

Saint Paul, Minn., March 19, 2015 — Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its fiscal year and fourth quarter ended December 31, 2014.

Fourth Quarter Results:

Image Sensing’s 2014 fourth quarter revenue was $5.7 million, a 13 percent decrease from revenue of $6.5 million in the fourth quarter of 2013. Excluding 2013 fourth quarter Poland operations revenue of $923,000, 2014 fourth quarter revenue increased $110,000 or 2 percent from the prior year period. Revenue from royalties was $1.9 million in the 2014 fourth quarter, compared to $2.4 million in the fourth quarter of 2013. Product sales decreased to $3.7 million in the quarter, a 7 percent decrease from $4.0 million in the fourth quarter of 2013. Excluding 2013 fourth quarter Poland product sales of $923,000, 2014 fourth quarter product sales increased $631,000 or 20 percent.

Fourth quarter revenue included $1.7 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $1.3 million in the prior-year period. Autoscope Video product sales and royalties were $446,000 and $1.9 million, respectively, and Autoscope Radar product sales were $1.6 million in the fourth quarter of 2014. Product sales gross margin for the fourth quarter of 2014 was 30 percent, an increase from the gross margin of 16 percent in the fourth quarter of 2013.

The Company’s net loss in the fourth quarter was $3.9 million, or $(0.77) per basic share, compared to a net loss of $10.8 million, or $(2.17) per basic share, in the fourth quarter of 2013. The fourth quarter 2014 net loss includes operating expenses of $7.0 million, which is a $1.0 million decrease from the fourth quarter of 2013. Included in the 2014 fourth quarter operating expenses are $867,000 of expenses related to an impairment and $310,000 of restructuring charges.

“Consistent with the seasonality we see during the winter months, fourth quarter revenue was in line with our expectations. We were pleased to see some modest year-over-year revenue growth in the period, after excluding the discontinued Poland operation from the prior year results. During the fourth quarter, we made the decision to close our Asian offices as we progress down a path toward profitability. Additionally, our continued focus on expense management resulted in improved operating expense levels compared to the same period in the prior year,” said Dale Parker, Image Sensing Systems’ interim chief executive officer.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

On a non-GAAP basis, excluding intangible asset amortization, costs of the investigation, asset impairment and restructuring charges for the applicable periods, net operating loss for the fourth quarter of 2014 was $2.4 million compared to a net operating loss of $3.9 million in the fourth quarter of 2013.

Year-to-Date Results:

The Company’s revenue for 2014 was $23.1 million, a 12 percent decrease from revenue of $26.3 million for 2013. Excluding Poland operations revenue of $2.3 million in 2013, revenue for the year decreased $960,000 or 4 percent from the prior year. Revenue from royalties was $10.2 million in 2014, compared to $11.6 million in 2013. Product sales decreased to $12.8 million in 2014, a 13 percent decrease from $14.7 million in 2013. Excluding 2013 Poland product sales of $2.3 million in 2013, 2014 product sales increased $391,000 or 3 percent. Revenue for 2014 included $4.9 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $6.4 million in the prior year. Autoscope Video product sales and royalties were $1.8 million and $9.5 million, respectively, and Autoscope Radar product sales and royalties were $6.1 million and $709,000, respectively, in 2014. Product sales gross margin for the year was 37 percent, up 4 percent from 33 percent in 2013.

The Company’s net loss for 2014 was $9.7 million, or $(1.95) per basic share, compared to a net loss of $15.9 million, or $(3.21) per basic share, in 2013. The net loss for 2014 includes operating expenses of $25.0 million, a $3.4 million decrease from 2013. Included in the operating expenses for 2014 are $152,000 of expenses related to the previously disclosed investigation, which is a $3.6 million decrease compared to the same period in 2013. Also included is an impairment charge of $1.0 million and $770,000 of restructuring charges related to the office closures in Poland and Asia.

“Overall, 2014 was a transitional year for Image Sensing Systems,” continued Parker. “With the Poland investigation now behind us, and a streamlined global footprint, we believe we are well positioned to take advantage of the growth opportunities that lie ahead. During 2014 we also continued to enhance our competitive position, as we focused on product development and augmenting our best-in-class customer offerings. We expect to see continued improvement in our cost structure in 2015, and we intend to reinvest these savings in our platform in order to accelerate revenue growth. We believe that these actions can provide a springboard for success in 2015 and will enable the Company to return to long-term profitability,” concluded Parker.

On a non-GAAP basis, excluding intangible asset amortization, costs of the investigation, asset impairment and restructuring charges for the applicable periods, net operating loss for 2014 was $6.5 million compared to a net operating loss of $6.7 million in 2013.

Fourth Quarter Conference Call and Replay

Image Sensing System’s fourth quarter earnings conference call will start at 3:45 p.m. Central Time today. To participate, dial 888-417-8533 and reference conference ID 8822190. Please dial in at least 10 minutes prior to the call. The conference call will be archived on the Company’s web site. A replay of the third quarter conference call will be available beginning at 6:45 p.m. Central Time today and is available until 6:45 p.m. Central Time on March 26, 2015. To listen to the replay, dial 888-203-1112 and provide the access code: 8822190.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 filed in March 2014.

Image Sensing Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three-Month Period Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue
Royalties	$1,910	$2,431	$10,247	$11,598
Product sales	3,743	4,035	12,806	14,692
	5,653	6,466	23,053	26,290
Cost of revenue	2,604	3,378	8,041	9,889
Gross profit	3,049	3,088	15,012	16,401

Operating expenses
Selling, marketing and product support	2,212	4,223	9,543	11,768
General and administrative	1,998	1,864	6,185	6,290
Research and development	1,198	898	5,734	5,036
Amortization of intangible assets	386	545	1,558	1,554
Impairment	867	—	1,017	—
Restructuring charges	310	—	770	—
Investigation matter	—	509	152	3,723
	6,971	8,039	24,959	28,371
Loss from operations	(3,922)	(4,951)	(9,947)	(11,970)
Other income	44	7	70	6
Loss before income taxes	(3,878)	(4,944)	(9,877)	(11,964)
Income tax expense (benefit)	(19)	5,824	(174)	3,937
Net loss	$(3,859)	$(10,768)	$(9,703)	$(15,901)

Basic net loss per share	$(0.77)	$(2.17)	$(1.95)	$(3.21)
Diluted net loss per share	$(0.77)	$(2.17)	$(1.95)	$(3.21)

Weighted shares – basic	4,990	4,972	4,983	4,955
Weighted shares – diluted	4,990	4,972	4,983	4,955

Image Sensing Systems, Inc.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$2,656	$3,564
Investments	—	2,639
Receivables, net	4,219	5,252
Inventories	2,234	3,589
Other current assets	871	1,414
	9,980	16,458
Property and equipment, net	861	1,025
Intangible assets, net	3,987	6,463
Deferred taxes	62	139
Other assets	—	300
	$14,890	$24,385
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,315	$2,409
Warranty and other current liabilities	2,312	1,959
Accrued compensation	687	1,202
	6,314	5,570
Deferred taxes and other long-term liabilities	256	301
Shareholders’ equity	8,320	18,514
	$14,890	$24,385

Image Sensing Systems, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2014	2013
Operating activities
Net loss	$(9,703)	$(15,901)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	2,091	2,227
Stock option expense	271	213
Impairment	1,017	—
Loss on disposal of assets	41	—
Changes in operating assets and liabilities	3,704	7,944
Net cash used in operating activities	(2,579)	(5,517)

Investing activities
Sales of investments, net	2,639	2,178
Purchases of property and equipment, net of disposals	(495)	(221)
Capitalized software development costs	—	(867)
Proceeds (purchase) of other investments	150	(300)
Net cash provided by investing activities	2,294	790

Financing activities
Proceeds from exercise of stock options	—	9
Net cash provided by financing activities	—	9

Effect of exchange rate changes on cash	(623)	(52)

Decrease in cash and cash equivalents	(908)	(4,770)
Cash and cash equivalents, beginning of year	3,564	8,334
Cash and cash equivalents, end of year	$2,656	$3,564

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Image Sensing Systems, Inc.
Non-GAAP Loss from Operations
(in thousands)
(unaudited)

We define Non-GAAP Loss from Operations as loss from operations before amortization of intangible assets, investigation matter expense, asset impairment and restructuring charges for the applicable periods. Management believes Non-GAAP Loss from Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Loss from Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Loss from Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Period Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Loss from operations	$(3,922)	$(4,951)	$(9,947)	$(11,970)
Amortization of intangible assets	386	545	1,558	1,554
Impairment	867	—	1,017	—
Restructuring charges	310	—	770	—
Investigation matter	—	509	152	3,723
Non-GAAP loss from operations	$(2,359)	$(3,897)	$(6,450)	$(6,693)

Note – Our calculation of Non-GAAP Loss from Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.